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                               BROOKSTONE, INC.

                           Subsidiary of Registrant

                                April 20, 2001


   Name                                         Organized under laws of
   Brookstone, Company, Inc.                    New Hampshire
   Brookstone Stores, Inc.                      New Hampshire
   Brookstone Purchasing, Inc.                  New Hampshire
   Brookstone Properties, Inc.                  New Hampshire
   Brookstone By Mail, Inc.                     New Hampshire
   Brookstone Holdings, Inc.                    New Hampshire
   Fork Distribution Corporation                New Hampshire
   Gardeners Eden By Mail, Inc.                 New Hampshire
   Brookstone Retail Puerto Rico, Inc.          Puerto Rico
   Brookstone O'Hare, LLC                       Delaware